UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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IOMAI CORPORATION
(Name of Registrant as Specified in Its Charter)
INTERCELL AG
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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IOMAI Acquisition granted clearance by US Authorities
»	Definitive proxy statement filed on July 10, 2008; Closing planned in first week of August; all preparations for full integration in place
»	Approval processes for Japanese Encephalitis vaccine are on schedule; following completed US FDA pre-approval inspection and ongoing supplementary submissions, first approval is expected within the next few months
Vienna (Austria), July 11, 2008 — Intercell AG today announced that, following review by the United States Securities and Exchange Commission (SEC), Iomai Corporation filed a definitive proxy statement on July 10, 2008 for Iomai stockholders regarding the proposed acquisition by Intercell of Iomai. The parties have previously received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by the U.S. Department of Justice and clearance by the Committee on Foreign Investment in the United States (CFIUS) of the U.S. Department of the Treasury.
The acquisition still requires the approval of Iomai stockholders. The stockholder meeting during which the Iomai stockholder vote will occur will take place on August 1st. Shareholders holding over 50 percent of Iomai’s total shares outstanding have already agreed to vote in favour of the combination. It is anticipated that the final closing of the transaction should occur during the week of August 4. Intercell will now initiate the legal steps required in Austria in connection with the capital increase for the stock-for-stock exchange component of the transaction.
Gerd Zettlmeissl, CEO of Intercell, said: “It is very good to see the two companies coming together even faster than originally planned. We are very pleased that soon we can start to aggressively optimize the key product and technology synergies of this merger still this year. This timing goes alongside nicely with our expected approval dates for our JE-Vaccine coming up in the second half of 2008 in the US, EU and Australia.”
Transaction Terms:
As previously announced, on May 12, 2008, Iomai and Intercell AG have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Iomai has agreed to be acquired by Intercell AG subject to the terms and conditions of the Merger Agreement. Under the terms of the Merger Agreement, Intercell will acquire Iomai for USD 6.60 per share of Iomai’s common stock representing a fully diluted equity value of Iomai of approximately USD 189 million (EUR 122 million). Iomai’s public shareholders, representing approximately 59 percent of Iomai’s outstanding common stock will receive cash. Certain of Iomai’s largest shareholders (and their affiliates), together representing approximately 41 percent of Iomai’s outstanding common stock, have agreed to exchange their shares for Intercell stock at an exchange ratio corresponding to a value of USD 6.60 per share of Iomai common stock upon closing.
About Intercell AG
Intercell AG is a growing biotechnology company which focuses on the design and development of novel vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. The Company develops antigens and adjuvants which are derived from its proprietary technology platforms and has in-house GMP manufacturing capabilities. Based on these technologies, Intercell has strategic partnerships with a number of global pharmaceutical companies, including Novartis, Merck & Co., Inc., Wyeth, Sanofi Pasteur, Kirin, and the Statens Serum Institut.
The Company’s leading product, a prophylactic vaccine against Japanese Encephalitis, successfully concluded pivotal Phase III clinical trials in 2006. The Market Authorization Application (MAA) in Europe as well as the Biological License Application (BLA) with the US Food and Drug Administration (FDA) for the use of the vaccine to prevent Japanese Encephalitis were submitted in December of 2007. The licensure application to TGA (Therapeutic Goods Administration) in Australia was submitted in February of 2008, the application to register the vaccine in Canada (Division of Biologics and Genetic Therapies Directorate of Health Canada) was submitted in June 2008.

The Company’s broad development pipeline includes a partnered S. aureus vaccine in Phase II, a therapeutic vaccine against Hepatitis C in Phase II, a Pseudomonas vaccine in Phase II, a partnered Tuberculosis vaccine (Phase I/II), and five products focused on infectious diseases in preclinical development.
By Acquiring Iomai Corporation, Intercell will gain full rights to a late stage Travelers’ Diarrhea vaccine which is based on Iomai’s proprietary needle-free patch delivery vaccine technology.
Intercell is listed on the Prime Market of the Vienna Stock Exchange under the symbol “ICLL”.
ISIN: AT0000612601
For more information on Intercell, please visit: www.intercell.com
Contact Intercell AG:
Lucia Malfent
Head of Corporate Communications
Campus Vienna Biocenter 2, A-1030 Vienna
P: +43-1-20620-303
Mail to: LMalfent@intercell.com
Forward Looking Statements for Intercell AG:
This communication expressly or implicitly contains certain advance statements concerning Intercell AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Intercell AG to be materially different from any future results, performance or achievements expressed or implied by such advance statements. Intercell AG is providing this communication as of this date and does not update any advance statements contained herein as a result of new information, future events or otherwise.